Registration Statement No. 333-162195
Dated November 16, 2009; Filed pursuant to Rule 433

DB Commodity Booster DJUBS 14 TV Index ER DB Commodity Harvest - 10 Index USD TR

November 2009
Deutsche Bank

Historical Index Performance Historical Index Performance

Retrospectively Calculated Performance

                                    DB Commodity        DB Commodity      DJUBS
                                       Booster       Harvest - 10 Index
                                      DJUBS 14             USD TR
                                     TV Index ER
From 12/31/1998* to 10/31/2009
Growth over period                     371.6%              459.2%         69.5%
Compounded annual growth                15.4%               17.2%         5.0%
Last 12 months performance              4.89%              13.13%        -0.08%
Last 12 months Realized Volatility      13.0%               11.2%         28.2%
Maximum drawdown                       -35.0%              -18.8%        -57.1%
% of positive months                    66.7%               72.5%         55.8%
Correlation to MSCI World               0.22                -0.08         0.30
Correlation to JPM Bond                 -0.09               0.04          -0.12
Correlation to S&P 500                  0.10                -0.05         0.18
Correlation to DJUBS                    0.91                -0.57         1.00

Retrospectively Calculated Index Returns*
[GRAPHIC OMITTED]

Historical 12 Month Volatility*
[GRAPHIC OMITTED]

Source: Deutsche Bank, Bloomberg as of 10/31/09

*All index returns are retrospectively calculated prior to their inception. The
DB Commodity Booster DJUBS 14 TV Index ER has existed since 8-Aug-2009, DB
Commodity Harvest - 10 Index USD TR Index has existed since 25-Oct-2008 Past performance, including any retrospective calculation, is not indicative of future results

To compute Retrospectively Calculated Index Returns, all indices were based at
100 on 4-Nov-1999

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                                                                   Deutsche Bank

IMPORTANT CONSIDERATIONS

Risk Factors

An investment in the securities described herein may result in a loss, and any payment is subject to our creditworthiness.

Certain built-in costs are likely to adversely affect the value of the securities prior to maturity.

You have no periodic coupon or dividend payments or voting rights.

The securities will not be listed and there will likely be limited liquidity.

Our research, opinions or recommendations could affect the level of the underlyings or the market value of the securities.

Our actions as calculation agent of the securities and our hedging activity may adversely affect the value of the securities.

Many economic and market factors will affect the value of the securities.

The information contained in this presentation does not provide personal investment advice. Some of the information contained in this presentation is provided by or based on third party sources. The information contained in this presentation is accurate only as of the date referenced.

Any transaction that may involve the products, services and strategies referred to in this presentation will involve risks. You could lose your entire investment or incur substantial loss. This presentation does not disclose such risks in full detail. The products, services and strategies referred to herein may not be suitable for all investors. In contemplating any transaction, you should consult with your own investment advisors.

You should consult with independent accounting, tax, legal and regulatory counsel regarding such matters as they may apply to your particular circumstances. Foreign currency rates of exchange may adversely affect the value, price or income of any security or investment. Past performance is no guarantee of future results.

Past Performance

The past performance of securities, indexes or other instruments referred to herein does not guarantee or predict future performance.

Deutsche Bank may hold positions

We or our affiliates or persons associated with us or such affiliates may:
maintain a long or short position in securities referred to herein, or in related futures or options, purchase or sell, make a market in, or engage in any other transaction involving such securities, and earn brokerage or other compensation.

Derivatives

These investments typically involve a high degree of risk, are not transferable and typically will not be listed or traded on any exchange and are intended for sale only to sophisticated investors who are capable of understanding and assuming the risks involved. The market value of any structured investment may be affected by changes in economic, financial and political factors (including, but not limited to, spot and forward interest and exchange rates), time to maturity, market conditions and volatility and the equity prices and credit quality of any issuer or reference issuer. Any investor should conduct his/her own investigation and analysis of the product and consult with its own professional advisers as to the risks involved in making such a purchase; since, it may be difficult to realize the investment prior to maturity, obtain reliable information about the market value of such investments or the extent of the risks to which they are exposed, including the risk of total loss of capital.

Additional information may be available upon request. Any results shown do not reflect the impact of commissions and/or fees, unless stated.

Tax

Deutsche Bank AG, including its subsidiaries and affiliates, does not provide legal, tax or accounting advice. This communication was prepared solely in connection with the promotion or marketing, to the extent permitted by applicable law, of the transaction or matter addressed herein, and was not intended or written to be used, and cannot be used or relied upon, by any taxpayer for purposes of avoiding any U.S. federal income tax penalties. The recipient of this communication should seek advice from an independent tax advisor regarding any tax matters addressed herein based on its particular circumstances.

Any information relating to taxation is based on information currently available. The levels and bases of, and relief from, taxation can change and the benefits of products where discussed may cease to exist. Because of the importance of tax considerations to all option transactions, the investor considering options should consult with his/her tax advisor as to how taxes affect the outcome of contemplated option transactions.

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                                                                   Deutsche Bank

IMPORTANT CONSIDERATIONS

Backtesting

Backtested, hypothetical or simulated performance results discussed herein have inherent limitations. Unlike an actual performance record based on trading actual client portfolios, simulated results are achieved by means of the retroactive application of a backtested model itself designed with the benefit of hindsight. Taking into account historical events the backtesting of performance also differs from actual account performance because an actual investment strategy may be adjusted any time, for any reason, including a response to material, economic or market factors. The backtested performance includes hypothetical results that do not reflect the reinvestment of dividends and other earnings or the deduction of advisory fees, brokerage or other commissions, and any other expenses that a client would have paid or actually paid. No representation is made that any trading strategy or account will or is likely to achieve profits or losses similar to those shown. Alternative modeling techniques or assumptions might produce significantly different results and prove to be more appropriate. Past hypothetical backtest results are neither an indicator nor guarantee of future returns. Actual results will vary, perhaps materially, from the analysis.

Calculations of returns

Calculations of returns on instruments referred to herein may be linked to a referenced index or interest rate. In such cases, the investments may not be suitable for persons unfamiliar with such index or interest rate, or unwilling or unable to bear the risks associated with the transaction. Products denominated in a currency, other than the investor's home currency, will be subject to changes in exchange rates, which may have an adverse effect on the value, price or income return of the products. These products may not be readily realizable investments and are not traded on any regulated market. The securities referred to herein involve risk, which may include interest rate, index, currency, credit, political, liquidity, time value, commodity and market risk and is not suitable for all investors.

Not insured

These instruments are not insured by the Federal Deposit Insurance Corporation
(FDIC) or any other U.S. governmental agency. These instruments are not insured by any statutory scheme or governmental agency of the United Kingdom. The distribution of this document and availability of these products and services in certain jurisdictions may be restricted by law.

The Bank and affiliates

"Deutsche Bank" means Deutsche Bank AG and its affiliated companies, as the context requires. Deutsche Bank Private Wealth Management refers to Deutsche
Bank's wealth management activities for high-net-worth clients around the world.
Deutsche Bank Alex. Brown is a division of Deutsche Bank Securities Inc.

Free Writing Prospectus

Deutsche Bank AG has filed a registration statement (including a prospectus)
with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to the offering that Deutsche Bank AG has filed with the SEC for more complete information about
Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Deutsche
Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and other documents relating to the offering if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. We will notify you in the event of any changes to the terms of the securities, and you will be asked to accept such changes in connection with your purchase of any securities. You may also choose to reject such changes, in which case we may reject your offer to purchase such securities.

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                                                                   Deutsche Bank

Disclaimer

DJ-UBSCISM Disclaimer

"Dow Jones(R)", "DJ", "UBS," "DJ-UBSCISM" are service marks of Dow Jones &
Company, Inc. ("Dow Jones") and UBS AG ("UBS AG"), as the case may be, and have been licensed for use for certain purposes by Deutsche Bank AG

The securities which Deutsche Bank AG may offer from time to time are not sponsored, endorsed, sold or promoted by Dow Jones, UBS AG, UBS Securities LLC
("UBS Securities") or any of their subsidiaries or affiliates. None of Dow
Jones, UBS AG, UBS Securities or any of their subsidiaries or affiliates makes any representation or warranty, express or implied, to the owners of or counterparts to the securities or any member of the public regarding the advisability of investing in securities or commodities generally or in the securities particularly. The only relationship of Dow Jones, UBS AG, UBS
Securities or any of their subsidiaries or affiliates to the Licensee is the licensing of certain trademarks, trade names and service marks and of the
DJ-UBSCISM, which is determined, composed and calculated by Dow Jones in conjunction with UBS Securities without regard to Deutsche Bank AG or the securities. Dow Jones and UBS Securities have no obligation to take the needs of
Deutsche Bank AG or the owners of the securities into consideration in determining, composing or calculating DJ-UBSCISM. None of Dow Jones, UBS AG, UBS
Securities or any of their respective subsidiaries or affiliates is responsible for or has participated in the determination of the timing of, prices at, or quantities of the securities to be issued or in the determination or calculation of the equation by which the securities are to be converted into cash. None of
Dow Jones, UBS AG, UBS Securities or any of their subsidiaries or affiliates shall have any obligation or liability, including, without limitation, to securities' customers, in connection with the administration, marketing or trading of the securities. Notwithstanding the foregoing, UBS AG, UBS Securities and their respective subsidiaries and affiliates may independently issue and/or sponsor financial products unrelated to the securities currently being issued by
Licensee, but which may be similar to and competitive with such securities. In addition, UBS AG, UBS Securities and their subsidiaries and affiliates actively trade commodities, commodity indexes and commodity futures (including the Dow
Jones-UBS Commodity IndexSM and Dow Jones-UBS Commodity Index Total ReturnSM),
as well as swaps, options and derivatives which are linked to the performance of such commodities, commodity indexes and commodity futures. It is possible that this trading activity will affect the value of the Dow Jones-UBS Commodity
IndexSM and any securities Deutsche Bank AG may issue from time to time.

NONE OF DOW JONES, UBS AG, UBS SECURITIES OR ANY OF THEIR SUBSIDIARIES OR
AFFILIATES GUARANTEES THE ACCURACY AND/OR THE COMPLETENESS OF THE DOW JONES-UBS
COMMODITY INDEXSM OR ANY DATA RELATED THERETO AND NONE OF DOW JONES, UBS AG, UBS
SECURITIES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES SHALL HAVE ANY LIABILITY
FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREIN. NONE OF DOW JONES, UBS AG,
UBS SECURITIES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES MAKES ANY WARRANTY,
EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY DEUTSCHE BANK AG, OWNERS OF
THE SECURITIES OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE DOW JONES-UBS
COMMODITY INDEXSM OR ANY DATA RELATED THERETO. NONE OF DOW JONES, UBS AG, UBS
SECURITIES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES MAKES ANY EXPRESS OR
IMPLIED WARRANTIES AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR
FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE DOW JONES-UBS
COMMODITY INDEXSM OR ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE
FOREGOING, IN NO EVENT SHALL DOW JONES, UBS AG, UBS SECURITIES OR ANY OF THEIR
SUBSIDIARIES OR AFFILIATES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT,
PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE
POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR
ARRANGEMENTS AMONG DOW JONES, UBS SECURITIES AND DEUTSCHE BANK AG, OTHER THAN
UBS AG.

"Dow Jones(R)", "DJ", "UBS(R)" "Dow Jones-UBS Commodity IndexSM" are service marks of Dow Jones & Company, Inc. and UBS AG, as the case may be, and have been licensed for use for certain purposes by Deutsche Bank. The DB Commodity Harvest
- DJUBS and DB Commodity Booster - DJUBS, which is based in part on the Dow
Jones-UBS Commodity Index, is not sponsored or endorsed by Dow Jones & Company,
Inc. or UBS Securities LLC, but is published with their consent.

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                                                                   Deutsche Bank